                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Scotsman Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                     809340
                                 (CUSIP Number)

                         Robert F. Quaintance, Jr., Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                               October 20, 1997
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 2 of 40 Pages


1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Onex Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Ontario, Canada
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 3 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Onex DHC LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Wyoming
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 4 of 40 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      OMI Quebec Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Wyoming
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 5 of 40 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Onex Capital Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Ontario, Canada
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 6 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Oncap Holding Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Ontario, Canada
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 7 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Gerald W. Schwartz
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Canada
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES      [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 8 of 40 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      W. Joseph Manifold
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 9 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Charles R. McCollom
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER NUMBER OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 10 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Anita J. Moffatt Trust u/a dated July 23, 1993
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Michigan
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 11 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Anita J. Moffatt
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 12 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Remo Panella
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Italy
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 13 of 40 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Teddy F. Reed
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 14 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robert L. Schafer
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 15 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Graham E. Tillotson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 16 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      John A. Tilmann Trust dated July 23, 1993
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      Michigan
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 17 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      John A. Tilmann
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 18 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Ronald A. Anderson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 19 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Kevin E. McCrone
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 20 of 40 Pages


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Michael P. McCrone
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 21 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Michael J. de St. Paer
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 22 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Paul L. de St. Paer
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 23 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Wendy M. de St. Paer
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 24 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      M. Anne de St. Paer
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 25 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Graham F. Cook
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 26 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Jane E. Cook
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 27 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Catherine J. Cook
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 28 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      G.F. Cook & J.E. Cook (A/c AJC) Trust
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 29 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      G.F. Cook & J.E. Cook (A/c SEC) Trust
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 30 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Christopher R.L. Wheeler
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

'''''                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 31 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Maureen J. Wheeler
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 32 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Jonathan R. Wheeler
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 33 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Josephine V. Wheeler
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 34 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      John Rushton
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 35 of 40 Pages



-------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Margaret L. Rushton
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [X]
                                                         (b) [ ]
-------------------------------------------------------------------------------
3     SEC USE ONLY
-------------------------------------------------------------------------------
4     SOURCE OF FUNDS
      Other -- See Item 3 of Statement
-------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [ ]
-------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United Kingdom
-------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
 NUMBER OF
   SHARES         -------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              1,910,371
    EACH          -------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON
    WITH          -------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        1,910,371
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,910,371
-------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [ ]
-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      18.1%
-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 36 of 40 Pages



                  AMENDMENT NO. 5 TO STATEMENT ON SCHEDULE 13D


            This Amendment No. 5 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on December 30, 1994 (the "Schedule 13D"), as amended by Amendment No. 1, filed with the Commission on March 10, 1995 ("Amendment No. 1"), Amendment No. 2 filed with the Commission on November 7, 1995 ("Amendment No. 2"), Amendment No. 3 filed with the Commission on April 1, 1997 ("Amendment No. 3"), and Amendment No. 4 filed with the Commission on August 26, 1997 ("Amendment No. 4"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer").
This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Items 4 and 5 of the Schedule 13D.

ITEM 4.     PURPOSE OF TRANSACTION.

            (a) Onex DHC LLC is exploring various alternative methods of selling all or part of the Common Stock held by it. Prior to any such sale Onex DHC LLC may transfer all or a portion of such Common Stock to OMI Quebec FCI LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Onex Corporation or to another subsidiary of Onex Corporation.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) Reference is made to Rows (11) and (13) of each Reporting Person's cover page.

            (b) Reference is made to Rows (7) through (10) of each Reporting Person's cover page.

            (c) (1) On September 16, 1997, W. Joseph Manifold effected sales of 5,000 shares of Common Stock at a price of $27.25 per share through a sale on the New York Stock Exchange.

                  (2) On September 30, 1997, the Anita J. Moffatt Trust effected sales of a total of 8,700 shares of Common Stock at the following prices:

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 37 of 40 Pages



            Number of Shares                    Price Per
            of Common Stock                     Share
            ---------------                     -----
              2,700                             $25.62
              1,200                             $25.72
              1,000                             $25.87
              3,800                             $25.93

through a series of sales on the New York Stock Exchange.

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 38 of 40 Pages



SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 21, 1997


                  **
      ----------------------------          Onex Corporation
      Gerald W. Schwartz

                                            By:            **
                                               --------------------------------
                                                Ewout R. Heersink
      Onex Capital Corporation                  Vice-President


  By:            **
     -----------------------------          Oncap Holding Corporation
      Ewout R. Heersink
      Vice-President
                                            By:            **
                                               --------------------------------
                                                Ewout R. Heersink
                                                Vice-President
      OMI Quebec Inc.


  By:            **
     -----------------------------          Onex DHC LLC
      Ewout R. Heersink
      Vice-President
                                            By:            **
                                               --------------------------------
                                                Donald F. West
                                                Representative



                                          **By:/s/ Ewout R. Heersink
                                               --------------------------------
                                                Ewout R. Heersink
                                                Attorney-in-Fact

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 39 of 40 Pages



SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 21, 1997


                 ***                                  ***
      ----------------------------        -------------------------------------
      Charles R. McCollom                 Graham E. Tillotson


      /s/ W. Joseph Manifold              John A. Tilmann Trust
      ----------------------------        dated July 23, 1993
      W. Joseph Manifold

                                          By:             ***
                                             ----------------------------------
      Anita J. Moffatt Trust                 John A. Tilmann
      u/a dated July 23, 1993                Trustee

 By:             ***
     -----------------------------
      Anita J. Moffatt                          ***
      Trustee                             -------------------------------------
                                             John A. Tilmann


                 ***                                  ***
     -----------------------------        -------------------------------------
      Anita J. Moffatt                    Ronald A. Anderson


                 ***                                  ***
     -----------------------------        -------------------------------------
      Remo Panella                        Kevin E. McCrone


                 ***                                  ***
     -----------------------------        -------------------------------------
      Teddy F. Reed                       Michael P. McCrone


                 ***                      ***By: /s/ W. Joseph Manifold
     -----------------------------              -------------------------------
      Robert L. Schafer                         W. Joseph Manifold
                                                Attorney-in-Fact

                                  SCHEDULE 13D

CUSIP No. 809340                                           Page 40 of 40 Pages



SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 21, 1997

        ****                                          ****
-----------------------------               -----------------------------------
Graham F. Cook                              Jane E. Cook
                                            G.F. Cook & J.E. Cook
         ****                                   (A/c SEC) Trust
-----------------------------
Catherine J. Cook

                                            By:           ****
                                               --------------------------------
G.F. Cook & J.E. Cook                          Name:  J.E. Cook, G.F. Cook
  (A/c AJC) Trust                              Title: Trustees

By:            ****
   --------------------------
      Name:  J.E. Cook, G.F. Cook
      Title: Trustees

         ****                                         ****
-----------------------------               -----------------------------------
Michael J. de St. Paer                      Paul L. de St. Paer

          ****                                        ****
-----------------------------               -----------------------------------
Wendy M. de St. Paer                        M. Anne de St. Paer

          ****                                        ****
-----------------------------               -----------------------------------
Christopher R.L. Wheeler                    Maureen J. Wheeler

          ****                                        ****
-----------------------------               -----------------------------------
Jonathan R. Wheeler                         Josephine V. Wheeler

          ****                                        ****
-----------------------------               -----------------------------------
John Rushton                                Margaret L. Rushton


                                            By: /s/ Graham F. Cook
                                               --------------------------------
                                                  Graham F. Cook
                                                  Attorney-in-Fact